Exhibit 99.1

REAL INDUSTRY REPORTS Third quarter 2015 RESULTS

Company to host conference call on November 9, 2015, at 1:00 p.m. EST

SHERMAN OAKS, Calif., November 9, 2015 -- Real Industry, Inc. (NASDAQ: RELY) (“Real Industry” or the “Company”) today reported financial results for its third quarter ended September 30, 2015.

Third Quarter 2015 Highlights

-	Segment Adjusted EBITDA of $22.8 million on $338.6 million in revenues
-	Operating profit improved by $4.6 million over second quarter 2015
-	Basic and diluted earnings per share of $0.02

Management Commentary

Craig Bouchard, Real Industry’s Chairman and CEO, stated, “In a challenging macroeconomic environment, with the LME and regional premiums hitting new six-year lows, our third quarter pleasantly surprised us on the upside. Real Alloy exceeded targets in operating margins and EBITDA. Our tolling business performed well, and scrap spreads remained reasonably stable for much of the period. Our European operations outperformed.

“We continue to be ahead of budget in our Six Sigma-led Real Alloy transition effort. Productivity improvements were notable. Our 1,700 talented employees embrace the challenge of seeking continuous improvement.

“While it is difficult to predict whether the market will digress or improve from here, we actively plan for and are ready for both possibilities.

“Importantly, it’s clear that turbulence creates an opportunity to grow our platform. Low energy prices, low interest rates, availability of skilled labor and uncertainty surrounding the economic health of China and other developed foreign markets have opened a rare window to acquire valuable assets at reasonable multiples. We are in active pursuit of these opportunities.”

Third Quarter 2015 Results

Real Industry reported revenues of $338.6 million in the third quarter of 2015 driven by the Company’s two reporting segments, Real Alloy North America (RANA) and Real Alloy Europe (RAEU), which invoiced an aggregate 300,000 metric tons during the quarter. Compared to the second quarter of 2015 and the prior-year period, volumes were down by less than 1% globally with RAEU delivering higher performance in both periods and RANA performing slightly weaker. The six-year lows in prime aluminum prices, which directionally impact the price of aluminum scrap, and the higher proportion of revenues from Real Alloy’s tolling business resulted in a larger decrease of revenues than the two comparable periods.

Despite the decreased volume and revenue, Adjusted EBITDA at Real Alloy was flat with the second quarter of 2015 at $22.8 million. Productivity initiatives and a stable scrap spread environment allowed for improvements in profitability per ton. Gross profit was $25.4 million, and gross margin was 7.5%, which compares to 5.8% in the 2015 second quarter. Adjusting for the impact of purchase accounting, which increased cost of sales, gross margin would have been 7.9%, compared to 6.7% in the second quarter of 2015, similarly adjusted.

Operating costs in corporate and other were $3.2 million during the quarter, a decrease of $0.9 million compared to the 2015 second quarter primarily due to lower compensation and professional fees.

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Real Industry reported net earnings attributable to the Company of $1.2 million in the third quarter of 2015.

Balance Sheet

At September 30, 2015, Real Industry’s cash and cash equivalents were $44.9 million, total debt was $349.7 million, and stockholders’ equity was $144.8 million.

Conference Call and Webcast Information

The Company will host a conference call at 1:00 p.m. ET on Monday, November 9, 2015, during which management will discuss the results of the third quarter ended September 30, 2015.

The dial-in numbers are:

(877) 407-9163 (Toll-free U.S. & Canada)

(412) 902-0043 (International)

Participants may also access the live call via webcast at http://realindustryinc.equisolvewebcast.com/q3-2015. The webcast will be archived and accessible for approximately 30 days.

A replay will be available shortly after the call on the investor relations section of the Company’s website, www.realindustryinc.com, and will remain available for 90 days.

About Real Industry, Inc.

Real Industry is a North America-based holding company seeking to invest its capital in large, well-managed and consistently profitable businesses concentrated primarily in the United States industrial and commercial marketplace. Real Industry has significant capital resources, and federal net operating loss tax carryforwards of more than $900 million. For more information about Real Industry, visit its corporate website at www.realindustryinc.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which are based on our current expectations, estimates, and projections about the Company’s and its subsidiaries’ businesses and prospects, as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, statements about the Company’s and its subsidiaries’ expansion and business strategies; anticipated growth opportunities; the amount of capital-raising necessary to achieve those strategies; utilization of federal net operating loss tax carryforwards; as well as future performance, growth, operating results, financial condition and prospects. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to the Company’s ability to successfully identify, consummate and integrate acquisitions and/or other businesses; changes in business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; the Company’s ability to successfully defend against current and new litigation and indemnification matters, as well as demands by investment banks for defense, indemnity, and contribution claims; the Company’s ability to access and realize value from its federal net operating loss tax carryforwards; the Company’s ability to identify and recruit management; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Annual Report on Form 10-K and subsequent reports filed on Forms 10-Q and 8-K.

Contact

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Real Industry, Inc.

Jeff Crusinberry, Senior Vice President and Treasurer

(805) 435-1255

investor.relations@realindustryinc.com

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Real Industry, Inc.
Unaudited Condensed Consolidated Balance Sheets
	September 30,	December 31,
(In millions)	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$44.9	$62.0
Trade accounts receivable, net	101.6	—
Financing receivable	47.6	—
Inventories	118.1	—
Deferred income taxes	0.1	5.1
Other current assets	14.4	1.0
Current assets of discontinued operations	0.1	18.0
Total current assets	326.8	86.1
Debt and equity offering costs	—	14.5
Property, plant and equipment	320.1	0.1
Intangible assets, net	20.6	0.1
Goodwill	85.0	—
Deferred income taxes	2.7	—
Other noncurrent assets	8.0	1.1
Noncurrent assets of discontinued operations	—	20.0
TOTAL ASSETS	$763.2	$121.9
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade payables	$120.6	$—
Accrued liabilities	39.0	7.1
Long-term debt due within one year	1.8	—
Deferred income taxes	0.4	—
Current liabilities of discontinued operations	0.6	8.1
Total current liabilities	162.4	15.2
Accrued pension benefits	46.3	—
Environmental liabilities	18.4	—
Long-term debt, net	347.9	—
Common stock warrant liability	7.6	5.6
Deferred income taxes	5.3	—
Other noncurrent liabilities	8.6	0.3
Noncurrent liabilities of discontinued operations	0.7	15.2
TOTAL LIABILITIES	597.2	36.3
Redeemable preferred stock	21.2	—
TOTAL STOCKHOLDERS' EQUITY	144.8	85.6
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY	$763.2	$121.9

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Real Industry, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2015	2014	2015	2014
Revenues	$338.6	$—	$845.1	$0.1
Cost of sales	313.2	—	793.5	0.4
Gross profit (loss)	25.4	—	51.6	(0.3)
Operating costs	18.0	3.8	44.6	8.9
Operating profit (loss)	7.4	(3.8)	7.0	(9.2)
Nonoperating expense (income)	4.9	(2.4)	43.2	(3.1)
Earnings (loss) from continuing operations before income taxes	2.5	(1.4)	(36.2)	(6.1)
Income tax expense (benefit)	0.5	(0.7)	(6.7)	(1.9)
Earnings (loss) from continuing operations	2.0	(0.7)	(29.5)	(4.2)
Earnings (loss) from discontinued operations, net of income taxes	(0.7)	1.5	26.5	4.6
Net earnings (loss)	1.3	0.8	(3.0)	0.4
Earnings attributable to noncontrolling interest	0.1	—	0.3	—
Net earnings (loss) attributable to Real Industry, Inc.	$1.2	$0.8	$(3.3)	$0.4
EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share:
Continuing operations	$0.04	$(0.05)	$(1.21)	$(0.32)
Discontinued operations	(0.02)	0.11	1.02	0.35
Basic earnings (loss) per share	$0.02	$0.06	$(0.19)	$0.03
Diluted earnings (loss) per share:
Continuing operations	$0.04	$(0.05)	$(1.21)	$(0.32)
Discontinued operations	(0.02)	0.11	1.02	0.35
Diluted earnings (loss) per share	$0.02	$0.06	$(0.19)	$0.03

Real Industry, Inc.
Unaudited Segment Information
	Three Months Ended September 30, 2015
(Dollars in millions, tons in thousands)	RANA	RAEU	Total
Buy/Sell metric tons invoiced	88.1	46.3	134.4
Toll metric tons invoiced	112.3	53.2	165.5
Total metric tons invoiced	200.4	99.5	299.9
Revenues	$205.2	$133.4	$338.6
Adjusted EBITDA	$15.4	$7.4	$22.8

	Nine Months Ended September 30, 2015
(Dollars in millions, tons in thousands)	RANA	RAEU	Total
Buy/Sell metric tons invoiced	212.7	113.1	325.8
Toll metric tons invoiced	265.9	124.0	389.9
Total metric tons invoiced	478.6	237.1	715.7
Revenues	$521.7	$323.3	$845.0
Adjusted EBITDA	$36.3	$16.9	$53.2

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RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the balance sheets, statements of operations, or statements of cash flows; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measures so calculated and presented. We report our financial results in accordance with GAAP; however, our management believes that certain non-GAAP performance measures, which we use in managing our businesses, may provide investors with additional meaningful comparisons between current results and results in prior periods. Adjusted EBITDA (defined below) is an example of a non-GAAP financial measure that we believe provides investors and other users of our financial information with useful information.

Management uses Adjusted EBITDA as a performance metric for its segments and believes this measure provides additional information commonly used by holders of our common stock, as well as the holders of the Real Alloy Senior Secured Notes and parties to the Asset-Based Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, Adjusted EBITDA is a component of certain covenants under the Indenture governing the Senior Secured Notes.

Our Adjusted EBITDA calculations represent net earnings before interest, taxes, depreciation and amortization, unrealized gains and losses on derivative financial instruments, share-based compensation expense, charges and expenses related to acquisitions, and certain other gains and losses.

Adjusted EBITDA as we use it may not be comparable to similarly titled measures used by other companies. We calculate Adjusted EBITDA by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, Adjusted EBITDA is not a financial measurement calculated and presented in accordance with GAAP, and when analyzing our operating performance, investors should use Adjusted EBITDA in addition to, and not as an alternative for operating profit or any other performance measure derived in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and it should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP. These limitations include:

•	does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	does not reflect changes in, or cash requirements for, working capital needs;
•	does not reflect interest expense or cash requirements necessary to service interest and/or principal payments under the Real Alloy Senior Secured Notes or Asset-Based Facility;
•	does not reflect certain tax payments that may represent a reduction in cash available to us;
•

Although depreciation and amortization are noncash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and

•

Other companies, including companies in our industry, may calculate these measures differently and the degree of their usefulness as a comparative measure correspondingly decreases as the number of differences in computations increases.

In addition, in evaluating Adjusted EBITDA it should be noted that in the future we may incur expenses similar to the adjustments in the below presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The table below provides a reconciliation of Adjusted EBITDA of our segments to the most directly comparable financial measure presented in accordance with GAAP. Our reconciliation of Adjusted EBITDA to operating profit for the three months and nine months ended September 30, 2015 follows:

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Real Industry, Inc.
Unaudited Reconciliation of Adjusted EBITDA to Operating Profit
(In millions)	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015
Adjusted EBITDA	$22.8	$53.2
Unrealized losses on derivative financial instruments	(0.5)	0.8
Depreciation and amortization	10.3	24.2
Impact of recording inventory at fair value through purchase accounting	1.4	8.6
Operating loss of Corporate and Other	3.1	10.4
Other	1.1	2.2
Operating profit	$7.4	$7.0